Exhibit 23.1

January 13, 2023

ENTREPRENEUR UNIVERSE BRIGHT GROUP

Suite 907, Saigao City Plaza Building 2

No. 170, Weiyang Road

Xi’an, China

Dear Sir or Madam:

We hereby consent to the reference of our name under the headings “About this Prospectus,” “Prospectus Summary” and “Risk Factors – Risks associated with doing business in China,” in Entrepreneur Universe Bright Group’s Registration Statement on Form S-1 (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of January 2023.

We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

King & Wood Malleson

/s/ King & Wood Malleson